STONE BRIDGE FUNDS, INC.
                               TWO PORTLAND SQUARE
                              PORTLAND, MAINE 04101




Dear Oak Hall Shareholder:

         Stone Bridge Funds, Inc. is holding a Special Meeting of Shareholders on October 15, 1996, to seek your approval for the merger of Oak Hall Equity Fund into the Oak Hall Equity Series of the Forum Funds. On May 8, 1996, the Board of Directors approved the proposed reorganization.

         If the reorganization is approved, the Oak Hall Equity Series of the Forum Funds will have the same investment objective and policies as the Oak Hall Equity Fund, the fees and expenses will remain the same and Oak Hall(R) Capital Advisors, L.P. will be the investment advisor to the Oak Hall Equity Series of the Forum Funds. Also, each of the Fund's other service providers will remain the same.

         The Board of Directors of the Stone Bridge Funds has concluded that the proposal is in the best interests of the Oak Hall Equity Fund and its shareholders and recommends that you vote FOR the proposal. In order for the proposal to be approved, the holders of a majority of the outstanding securities of the Oak Hall Equity Fund entitled to vote at the meeting must vote for the proposal. Please take the time to consider this important matter and vote now.

         In order to make sure that your vote is represented, indicate your choices on the enclosed proxy card, date and sign it and return it in the enclosed envelope.



                                             Sincerely,



                                             --------------
                                             Oak Hall(R) Capital Advisors, L.P.

                            STONE BRIDGE FUNDS, INC.
                               TWO PORTLAND SQUARE
                              PORTLAND, MAINE 04101




Dear Austin Global Shareholder:

         Stone Bridge Funds, Inc. is holding a Special Meeting of Shareholders on October 15, 1996, to seek your approval for the merger of Austin Global Equity Fund into the Austin Global Equity Series of the Forum Funds. On May 8, 1996, the Board of Directors approved the proposed reorganization.

         If the reorganization is approved, the Austin Global Equity Series of the Forum Funds will have the same investment objective and policies as the Austin Global Equity Fund, the fees and expenses will remain the same and Austin Investment Management, Inc. will be the investment advisor to the Austin Global Equity Series of the Forum Funds. Also, each of the Fund's other service providers will remain the same.

         The Board of Directors of the Stone Bridge Funds has concluded that the proposal is in the best interests of the Austin Global Equity Fund and its shareholders and recommends that you vote FOR the proposal. In order for the proposal to be approved, the holders of a majority of the outstanding securities of the Austin Global Equity Fund entitled to vote at the meeting must vote for the proposal. Please take the time to consider this important matter and vote now.

         In order to make sure that your vote is represented, indicate your choices on the enclosed proxy card, date and sign it and return it in the enclosed envelope.

         If you have any questions, please call me.


                                      Sincerely,



                                      Peter A. Vlachos
                                      Austin Investment Management, Inc.